U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person: Ed Krafchow,139 Esrelia Trail, Alamo, CA 94507

2.  Date of Event Requiring Statement (Month/Date/Year): 11/01/99

3.  IRS or Social Security Number of Reporting Person (Voluntary):

4.  Issuer Name and Ticker or Trading Symbol: EZConnect, Inc. (EZCT)

5.  Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director ( ) Officer, give title below (X) 10% Owner ( ) Other
     Title: N/A

6.  If Amendment, Date of Original (Month/Day/Year): N/A

7.  Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Beneficially Owned

1. Title of Security: N/A

2. Amount of Securities Beneficially Owned: -0-

3. Ownership Form: Direct(D)or Indirect(I): N/A

4.  Nature of Indirect Beneficial Ownership: N/A

TABLE II - Derivative Securities Beneficially Owned

1. Title of Derivative Security:
(a) Director Options
(b) Options
(c) Options
(d) Repurchase Options

2. Date Exercisable (Month/Day/Year):
    Amount    Exercisable
    ------    -----------
(a)  50,000   11/01/99
(b) 170,000   11/01/99
(c) 433,000   11/01/99
(d) 500,000   1/10/00

   Expiration Date(Month/Day/Year):
(a) 11/01/04
(b) 11/01/01
(c) 11/01/01
(d) 1/10/02

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3. Title and Amount of Securities Underlying Derivative Security
     Title             Amount
     -----             ------
(a) Common Stock        50,000
(b) Common Stock       170,000
(c) Common Stock       433,000
(d) Common Stock       500,000

4. Conversion or Exercise Price of Derivative Security:
(a) $1.50
(b) $1.47
(c) $2.33
(d) $1.00

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I):
(a) D
(b) I
(c) I
(d) D

6. Nature of Indirect Beneficial Ownership: (b) and (c) Options issued to Tavit.com, LLC, of which Mr. Krafchow is the controlling principal

Explanation of Responses: N/A


Signature of Reporting Person:
Date: 7/31/00


_____________________________
Ed Krafchow